HALO TECHNOLOGY HOLDINGS

Moderator: Ron Bienvenu
October 12, 2006
10:00 am CT

Operator:	Good morning and welcome to the Halo Technology Holdings Fiscal Fourth Quarter conference call.

At this time all participants are in a listen-only mode. Following management’s prepared remarks, we will hold a Q&A session. To ask a question, please press star followed by 1 on your touch tone phone. If anyone has difficulty hearing the conference, please press star 0 for operator assistance.

As a reminder this conference is being recorded October 12, 2006. I would now like to turn the conference over to Chris Witty. Sir please go ahead.

Chris Witty:	Thank you. Good morning everyone and welcome to the Halo Technology Holdings Fourth Quarter conference call. This morning on the call with us we have Ron Bienvenu, Chairman and Chief Executive Officer and Mark
Finkel, President and Chief Financial Officer.

The company issued a Press Release earlier today which is also posted on the company’s Web site at
www.haloholdings.com. However, if you have any questions after the call or would like additional information about the company, please contact Lippert Heilshorn at 212-838-3777.

Certain statements made by the company on this conference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as of the date hereof and the company undertakes no obligation to abate or revise the forward-looking statements whether as a result of new information, future events or otherwise. The safe harbors for forward-looking statements provided by the Private Securities Litigation Reform Act are available — are unavailable to issuers of penny stock. The company’s shares may be considered a penny stock and as a result, the safe harbors may not be available to the company.

Such forward-looking statements include those relating to future opportunities, the outlook of customers, the reception of new products and technologies and the success of new initiatives. In particular, statements contained in this conference call that concern future operating results or other statements constitute forward-looking statements and are made under the safe harbor provisions of the Private
Securities Litigation Reform Act of 1995.

In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to materially differ from any future results expressed or implied by such forward-looking statements. Such factors include one, demand for the company’s products. Two, the actions of current and potential new competitors. Three, change in technology. Four, the nature and amount of the company’s revenues and expenses. Five, overall economic conditions and other risks detailed from time-to-time in the company’s periodic earnings releases and reports filed with the Securities and Exchange Commission as well as the risks and uncertainties discussed in the company’s Annual Report on Form 10KSB and the company’s quarterly reports on Form 10QSB.

Halo Technology Holdings undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

With that out of the way, I would now like to turn the call over to Ron Bienvenu.

Ron Bienvenu:	Thank you Chris. Good morning everyone. I’d like to welcome you all to Halo’s Fourth Quarter conference call. I’m going to start this morning by giving you a brief overview of our recent accomplishments and our near-term plans after which I’ll turn it over to Mark to review in detail the financial performance of the company. And then we’ll open the call to questions.

As stated in our Press Release this morning, this year has been one of significant transformation for our company. We successfully completed the first phase of our growth strategy which was to acquire a portfolio of enterprise software companies and use that as a springboard for building leading on demand enterprise software companies. We made some progress there and we’re now very focused on building what we call operational silos of excellence across the portfolio.

We’ve talked in the past about our lift and shift strategy and the wins that we’ve achieved. In particular at Empagio where we’ve been able to transfer some Fortune 500 customers from on premises software to a hosted environment and generating higher recurring monthly revenue fees in the process. We’ll continue to do this at Empagio and we think the opportunity is still very great there.

But just as exciting we believe that the recent acquisitions of Revcast and Tenebril which are in a position — we’re now in a position to see the same kind of success at Kenosia and Process respectively as we merge Revcast into Kenosia and Tenebril into Process.

In addition, I recently came back from David Corporation which is our insurance risk management subsidiary
— a user group meeting — and the customer response to our pending acquisition of (Navris) from Unify was very positive, and frankly I think David could be the next superstar in our portfolio over the coming 12 -
24 months.

For me personally I think the most rewarding thing this year is that Halo’s core strategy appears to be working. By taking a company with an established customer base and combining that with modern architect and software platforms, we’ve been able to create dynamic growing and financially sound software companies in a relatively short period of time. And I would note that the software market in general is going through a lot of change and that’s pretty unusual especially for small companies in the enterprise software space.
And I’m optimistic that the next 12 months will demonstrate that our portfolio companies have the right growth model for this environment.

Looking to the coming year, you’ll see that Halo is going to focus on enhancing our existing portfolio companies primarily by executing tuck-in acquisitions and working extensively with each portfolio company’s management teams. I personally intend to spend more of the upcoming year meeting with customers and partners to explain the benefits of Halo, our strategy and why it’s good for the customers rather than pursuing acquisitions and financing-related activities.

In addition to our customer outreach activities, we also intend to closely examine the cost at both the
Halo and the subsidiary level and make sure that they are in line with performance. I think one most interesting elements of Halo’s overall operational strategy can be seen in what we’re able to achieve on the cost side of the equation of Empagio. I alluded to the — to the — I talked about the revenue side, but on the cost side it’s just as interesting.

When we merged Empagio, ECI and Tesseract in March of this year, we took 3 companies that were all cash flow positive and we created a larger company that had more operational scales and greater efficiency. And as we reported at a time, we were able to cut $1.6 million of annual costs due to synergies out of the combined business. And remember, these companies were already producing positive cash flow.

Now you might assume that once you do that, you’re going to have some top line hit and some reduction in performance for at least a short period of time. However, our experience has been the opposite. That we’ve seen significant revenue growth while continuing to maintain a healthy bottom line at Empagio, and we expect to see similar results from other portfolio companies as we continue to execute the Halo model in the coming year.

Now having said all this, there is no getting around the fact that this was a challenging year in a number of ways for us. Particularly the Unify merger consumed a lot of our time, attention and resources and we believe that that combining Unify into Halo was — would — would bring us an excellent platform for scaling several of our portfolio companies and we still believe that. And we still believe that Unify has — I’m going to refer to in a second — the Unify combination with GUPTA has the potential to be a stellar company with some great brands, great customer base but the costs and time to complete the merger between Halo and
Unify became onerous and — and ultimately we felt it was not in the best interest of our shareholders.

So instead working with Unify’s management and board, we came to the conclusion that it made more sense to acquire certain assets from Unify — specifically the insurance risk management or IRM division and via mode. IRM fits very well with our David Corporation subsidiary and via mode brings us some valuable new customers. Since we didn’t acquire all of Unify, we felt it made more sense to put GUPTA — which again has a great customer base — in a position where it can be better leveraged by Unify as part of its remaining operations.

As part of this transaction, we’ll receive $5 million in cash, 5 million shares of Unify and 750,000 warrants to acquire additional stock. As one of Unify’s largest shareholders, we will also be in a position to participate in its prospect to sustain growth and profitability. The agreement is a win-win for both companies I believe and allowing us to strengthen our subsidiaries and realize improved synergies with the customers acquired, and we anticipate that this transaction will be completed within the second quarter of fiscal 2007 ending in December.

In addition to this transaction, we also announced the acquisitions of Tenebril and Revcast both of which were purchased for amounts that are in line with the financial metrics of our past acquisitions. Tenebril is a pioneer in anti-spyware software which is a growing market and has become part of our Process Software unit enabling us to offer a powerful and comprehensive spyware detection and prevention solution to customers of Process’s Enterprise security products and services. Tenebril Spy Catcher Enterprise is the first and only spyware solution that products — that protects enterprise computers from the most insidious category of evasive threats hyper mutating and custom-coded software. That does sound insidious.

Spy catcher provides continuous protection that defeats these newly emerging threats and to me this is a classic case of our model. You combine cutting-edge software with an established existing enterprise customer base.

Tenebril has had success in the consumer market, but really needed a way to find a way to penetrate the lucrative enterprise market and we believe Process’s customer base is an ideal way to achieve that. You know, frankly I think this is lift and shift 101.

In addition, Revcast’s acquire in September has been part — and become of part of our Kenosia subsidiary.
The purchase of Revcast enables Kenosia to bring a powerful forecasting and replenishment solution to
Kenosia’s customers as part of its portfolio of enterprise analytic and collaboration solutions. Revcast’s flagship product — which is called Integrated Merchandising Solution — is being used today by several manufacturers that work with Wal-Mart and other major retailers sharing direct point of sale information.
Revcast is an excellent compliment to our — our — our current analysis and collaboration solutions, and we believe there will be significant lift and shift opportunities within Kenosia’s impressive customer base.
Revcast also gives Kenosia importantly in presence in Bentonville, Arkansas which in — in the consumer products good market is critical today.

In addition to the growth successes we have seen in some of our portfolio companies this year, I’m pleased to report we’ve made some significant progress on a number of key metrics.

First, sales and marketing at a percentage of revenue on the portfolio basis declined to 30% of total revenue from 71% in the prior year. This is pretty much in line with our operational targets for that function.

Product development costs also declined to 24% from 31% of total revenue. Where this is a little above our operational target of 18% and 22% but we’re pleased with the trend, and we’ll continue to work towards our goal of getting that a little — a little more efficient.

Of course everyone should note that as we continue to scale our portfolio companies, they will actually be able to suspend a higher net amount on these functions although it should represent us a lower percentage of revenue. Also you should keep in mind that these key metrics will vary over time. As we acquire companies, they may skew the numbers higher for what should be brief periods of time.

I would also note that our cost of revenues increased slightly to 21% from 17% of total revenue. This is primarily due to our success in executing lift and shift model because as customers move from a straight software maintenance mode to a more service-oriented subscription platform, we would expect to see some erosion on this front but it should be more than offset by increased revenue.

One number that is not satisfactory is the G&A cost line. Although it decreased to 60% of revenue from 92%
in the prior year, it’s still high. Now (Mark’s) going to detail the G&A line later in his presentation, but I’d like to make a few observations.

First, you know, Halo is not a typical software company and G&A costs will vary significantly with the amount and type of M&A activity we’re engaged in. For example, public company acquisitions are much, much more expensive and time consuming than private transactions. We’ve certainly learned that over the last year. And as such, we intend to focus on private company transactions that enhance existing portfolio companies and by doing so, this should reduce overall G&A costs for the coming year.

Now I think you all know, but the Halo model has 3 strategic phases which can be summed up as buy, grow and then capture value. Last year was really about buy. We got started in January of ’05 — and really in earnest in November of ’05 — and it was buy, buy the foundation company. But this year is about growth.
And that changes the — the — the requirements at the Halo level. Grow means focus on the portfolio companies to produce organic and M&A driven growth. And as such, we expect to do far fewer transactions in the coming year as we are pretty satisfied with the portfolio on the markets therein. This too should have an impact — a positive impact on overall G&A costs.

Finally, we intend to review costs across the board and ensure that costs at both the Halo and subsidiary level are in line with performance.

Now besides executing on our operational model, we had 2 other strategy goals for this calendar year.

The first is to simplify our capital structure and the second was to improve our balance sheet. Now although we still have a few months left in this calendar year, we did make some progress on both fronts. I think we did a pretty good job on the capital structure with over 13 million shares of our Series C preferred stock and the majority of Series C warrants converting to common during the period. All of our
Series C shares have now been converted and accordingly our equity structure as of June 30th consist of
26.7 million common shares and 7 million shares of Series D preferred stock. And that Series D preferred stock is held by one entity and it’s convertible into common stock on a one-for-one basis. We can’t guarantee that we’ll get that converted in the coming fiscal year, but it’s certainly a goal and I think it’s a reasonable goal.

We have also started to make some progress on restructuring the balance sheet. As many of you know, Halo is a pioneer in the software industry at using cash flow to support senior debt to finance the purchase of companies. This has allowed us to acquire assets with significant cash flow without having to issue as much dilute of equity. And Fortress was our debt partner has been instrumental in helping us build our core portfolio and — and they’ve been extremely helpful across the board and a great partner.

However, you know, the price for this debt has not been cheap and there’s a limit to how exposed we want to be on the debt side. So by agreement we were not able to refinance the Fortress facility prior to August
2nd of this year. But with that date behind us, we now intend to engage Fortress and talk about ways we can work together to lower our debt burden which would benefit all parties. A first step in this path is tied to the divestiture of GUPTA which will enable us to pay down $5 million of our senior debt at the close of that transaction.

I would also note that we are considering all options in lower our debt burden and improving our balance sheet. And this includes refinancing a debt with someone other than Fortress and our strategic divestiture of assets. Excuse me one second.

Now as stated earlier, our go forward plan is to strengthen our existing operating silos of excellence and fiscal for 2007 with select strategic acquisitions and a continued focus on operations.

As I said earlier, our plan to scale back acquisitions and where we do make them, focus on private companies that can be quickly acquired, integrated and used to enhance our lift and shift strategy. We continue to look at an active pipeline of opportunities and trust me, there’s no shortage of companies out there.

Now, look we have a lot of work left to do. We made a lot of great strides, we built a real company but we certainly have to focus, get our costs in line and get our operational silos moving and continue to move in the right direction. We’re committed to executing on our business plan and improving both top line growth and profitability in the year ahead.

In closing, I’d like everybody on the call today and all the shareholders to know that my single most important goal for the fiscal year is to create a company that generates positive operating cash flow — a real bottom line. I’m totally committed to this goal and I believe we’re in a position to get there. 2005 was the year to acquire the foundation. 2006 is the time to show proof points on the operating model and to fine tune the portfolio to ensure we have the right mix of companies — both of which I think we have done.
2007, it’s time to show that we are serious about creating wealth for our shareholders and I believe we will get that done. I’ll now turn over the call to Mark Finkel, Mark.

Mark Finkel:	Thanks Ron. First let me remind everyone that the results for the Fourth Quarter and the full fiscal year
’06 reflect the acquisition of GUPTA Technology which was acquired on January 31, 2005; Kenosia Corporation which was acquired on July 6, 2005; Tesseract, David Corporation, Process Software, ProfitKey International
and Foresight Software which were acquired on October 26, 2005; Empagio, Inc. which was acquired on January
13, 2006; and Executive Consultants, Inc. which was acquired on March 1, 2006.

Also before I began, let me just say that there are a number of moving parts in our income statements and I want to clarify these for you. I’ll start by going through the highlights of the Quarter and then explain several items in further detail.

Revenue for the Fourth Quarter of fiscal ’06 was $8.4 million — an increase of $5.9 million over the $2.5 million reported for the Fourth Quarter of fiscal ’05. For the full fiscal year, revenues were $25.2 million compared with $5.1 million for fiscal 2005. We attribute the increase in revenue to the addition of additional — to the addition of recent acquisitions. Also as we’ve mentioned in the past, we experienced a reduction of deferred revenue after each of our acquisitions which has had the effect of lowering the amount of revenue recognized for the full — first full fiscal year following each acquisition as compared with what would have been recognized by the acquired company had the acquisition not occurred.

Gross margin for the 3 months ended June 30, ’06 was 77% compared with 83% the same period last year. The decrease in gross margin reflects the revenue mix in a quarter of higher margin license and maintenance revenue versus lower margin and services revenue.

Operating expenses consisting of product development, sales marketing and business development costs and
G&A costs for the 3 months ended June 30, ’06 increased to $9.5 million as compared with $4.4 million for the same period last year. The increase in operating expenses reflects the additional companies acquired as well as the greater G&A costs associated with running a larger and more complex company.

G&A expenses represented $5.5 million for the total expenses for the Quarter. G&A costs consisted of several items that are non-recurring and some which are non-cash. Included in non-cash items are $544,000 of amortization of intangibles and $434,000 of non-cash compensation totaling almost $1 million. Included in non-recurring cash charges were a $200,000 termination fee concerning Info Now and accounting and attorney’s fees of approximately $300,000 which would not have been incurred without the Unify and Info Now deals.

Without these non-cash items and non-recurring items, G&A expenses would have been approximately $1.5 million less or a total of $4 million. This would bring G&A expenses as a total of revenue to 48%. This is a significant improvement over the prior full year’s figure of 92%. That said, we intend to drive that number significantly lower in the upcoming fiscal year.

As Ron noted earlier, we intend to reduce the number of transactions in the coming year. In addition, we will focus primarily on private company transactions which historically have been executed at a much lower cost than public companies.

I’d also like to note that even though employees of the Halo parent company represent only 7% of the total company head count, the overall Halo infrastructure is designed to support a larger organization than our current portfolio. So as Ron noted earlier, we intend to review Halo’s overall costs as well as the cost structure of our subsidiaries to ensure that costs are in line with our expectation.

We are committed to an efficient management here at Halo. One of the most fundamental tenets of our strategy and model is to ensure that the portfolio companies generate positive operating cash flow and ultimately profits. So again, as we asset our growth level for the coming year, we will closely manage our
G&A line to the appropriate level of operations and anticipated growth.

In addition to G&A analysis — there are 2 non-recurring additional expense lines to note. First there is
$1.034 million positive adjustment listed as late filing penalties that relates to a fee previously accrued as part of a contractual obligation, but which has been subsequently waived.

The second is listed under goodwill impairment for the Quarter in the amount of $5.2 million and relates to the reduced current carrying value of GUPTA as reflected in the pending transaction with Unify.

Now let me take a moment to review another item impacting the income statement this Quarter. We recently determined that in line with SEC pronouncements we would begin recognizing the fair market value of our warrants within the income state. As part of this process we have filed restated substantials back to periods in fiscal ’05 and the results have skewed our reported numbers substantially. Obviously these are non-cash events that do not reflect our true operating performance.

For the current Quarter the fair value impact of our warrants amounted to a positive $7.1 million versus a negative impact of $13.1 million in the Fourth Quarter of fiscal ’05. Fair market value — the fair value impact of warrants was positive $42 million in total for fiscal ’06 and negative $32 million in fiscal ’05.
That loss attributable to common stock holders for the Fourth Quarter of fiscal ’06 was $2.4 million or negative 29¢ per share compared with $26.9 million or negative $8.02 per share for the same period last year.

Our weighted average diluted shares outstanding was 8.3 million — 8.3 million shares for the Quarter compared with 3.4 million shares for the Fourth Quarter of last year reflecting the issuances of various shares during the year.

As Ron mentioned, our Series C shareholders recently completed their conversion to common stock. Weighted average diluted shares outstanding for the year were 14.9 million compared to 1.9 million in fiscal ’05.
Note that the weighted average diluted shares for the Quarter were less than for the year due to the Fourth
Quarter loss and it does not take into consideration the diluted effect of convertible instruments as the inclusion of such would be anti-dilutive.

So to give the actual equity numbers at the end of the Quarter — total shares outstanding included 26.7 million shares of common, 7 million shares of preferred stock and 16.6 million options and warrants totaling 50.3 million shares assuming full conversion of all equity. Note that the options have a weighted average exercise price of $1.74 per share and the warrants have a weighted average exercise price of $1.02 per share as of June 30th.

Turning to our balance sheet, we had approximately $800,000 of cash as of June 30, 2006. A long-term debt stood at approximately $22.5 million consisting of $20.7 million in tenure notes and $1.8 million in subordinated notes on an as-presented basis. This basis allocates some of the nominal value of the note to the warrants we issued as part of these transactions. The actual balance of our notes outstanding stood at approximately $25 million for senior notes and $5.5 million of subordinated and other notes obligations as of June 30th.

The reasonable question for us would be what are we doing to address this cash balance and debt situation?
We’re working actively to address our cash needs and have been in active discussions with a number of parties. When we are in a position to announce something further, we will do so promptly.

As to our senior debt, we’ve made our first scheduled principal payment of $270,000 recently. As a result of our pending sale of GUPTA, we’ll be paying down an additional $5 million in principal. Further actions will be undertaken to address our balance sheet as suggested by Ron.

That’s a quick review of our financials for the period ended June 30, 2006. Operator will now open the call to questions.

Operator:	Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number 1 on your telephone keypad now. You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request, you may do so by pressing star then the number 2. If you are using a speakerphone, please pick up your handset before entering your request. One moment please for the first question.

Once again ladies and gentlemen if you would like to ask a question, please press star 1 on your telephone keypad now.

Once again ladies and gentlemen if you would like to ask a question, please press star 1 at this time.

Once again ladies and gentlemen if you would like to ask a question, please press star 1 on your telephone keypad now. We’ll pause for just a moment to queue the roster.

There is a question — I’m sorry — your first question is from Benny Varon with Pacific Growth Equity. Please go ahead with your question.

Benny Varon:	Good morning Ron and Mark. Could you say again what the number of shares outstanding was? I missed that part.

Ron Bienvenu:	Sure thing Benny, 26.7 million common shares as of June — 26.7 million common shares, 7 million of Series
D preferred — which again is held by one entity — and 16.6 million in options and warrants. The options have an average strike price of $1.74. The warrants have an average strike price of $1.02.

Benny Varon:	Okay. Great, thank you very much.

Ron Bienvenu:	You’re welcome.

Operator:	Once again ladies and gentlemen as a reminder to register for a question, please press star then the number 1 on your telephone keypad now. We’ll pause for just a moment to compile the Q&A roster.

There is a follow up from Benny Varon with Pacific Growth Equity.

Benny Varon:	A quick follow up. When you engage in conversation with various company targets, can you just give us a sense of what the response is, you know, in the current environment with stocks compliance and all the, you know, the investigation on option pricing? Have you seen companies feel receptive to be part of a larger group to reduce expenses, etc., etc.? Just was curious.

Ron Bienvenu:	Well, good question. Let me answer it in 2 parts. First let me address Sarbanes-Oxley because I think that’s probably worth addressing. The — the — currently we would be required to be in compliance with
Sarbanes-Oxley Section 404 in June ’08. Our auditors estimate a 10 to 12-month timeframe to gear up for that. They also anticipate that being pushed out for companies our size, but there are no guarantees on that so I just thought that might be of interest to everyone.

You know, when you look at a target it depends. You know, at a private company they have issues as well and so — so you have to balance that within the public-private framework. And in general I would tell you that at least — at least over the last few months that hasn’t been a big issue for targets. It may become a bigger issue as time goes on, but in general it has not been a big issue. And you should also note that we are focused on at this stage private companies and that are tuck-ins so they tend to be smaller in size that would fit with our existing portfolio companies so any of those concerns are offset significantly by the opportunity to be part of a bigger organization.

Benny Varon:	Thank you.

Ron Bienvenu:	Thank you.

Operator:	Ladies and gentlemen once again if you would like to ask a question, please press star followed by the number 1 on your telephone keypad now. Once again to ask a question, please press star 1 at this time.
We’ll pause for just a moment to compile the Q&A roster.

There are no further questions at this time. Please proceed with your presentation or any closing remarks.

Ron Bienvenu:	Great. Well appreciate everybody taking the time to listen today. We are focused and committed and I think in 2007 although it has its challenges like any year. I think is the year for us to really demonstrate that the model is not just efficient at acquiring companies but also in running them and creating real value.
I’m excited about the next year and I appreciate the opportunity to serve you all and thank you again for your time.

Operator:	Ladies and gentlemen that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.

END